Exhibit 99.2

ARAMARK SERVICES, INC.

OFFERS TO EXCHANGE

$500,000,000 PRINCIPAL AMOUNT OF ITS 5.125% SENIOR NOTES DUE 2024,

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

FOR ANY AND ALL OF ITS OUTSTANDING UNREGISTERED 5.125% SENIOR NOTES DUE 2024

AND

$500,000,000 PRINCIPAL AMOUNT OF ITS 4.750% SENIOR NOTES DUE 2026,

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

FOR ANY AND ALL OF ITS OUTSTANDING 4.750% SENIOR NOTES DUE 2026

[date]

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated                      (as it may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), Aramark Services, Inc., a Delaware corporation (the “Company”), and the guarantors of the Exchange Notes (as defined below), including the Company’s parent company, Aramark, a Delaware corporation, (the “Guarantors”), are offering to exchange (together, the “Exchange Offers”) an aggregate principal amount of (i) up to $500,000,000 of the Company’s 5.125% Senior Notes due 2024 (the “New 2024 Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of the Company’s outstanding unregistered 5.125% Senior Notes due 2024 that were issued on May 31, 2016 (the “Unregistered 2024 Outstanding Notes”) and (ii) up to $500,000,000 of the Company’s 4.750% Senior Notes due 2026 (the “2026 Exchange Notes” and, together with the New 2024 Exchange Notes, the “Exchange Notes”), which have been registered under the Securities Act, for any and all of the Company’s outstanding 4.750% Senior Notes due 2026 that were issued on May 31, 2016 (the “2026 Outstanding Notes” and, together with the Unregistered 2024 Outstanding Notes, the “Outstanding Notes”), in each case in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof, upon the terms and subject to the conditions of the Prospectus and the Letter of Transmittal. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the applicable Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof, upon the terms and subject to the conditions of the Prospectus and the Letter of Transmittal. The Outstanding Notes are unconditionally guaranteed (the “Old Guarantees”) by the Guarantors, and the Exchange Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all related Exchange Notes issued in the Exchange Offers in exchange for the Old Guarantees of the Outstanding Notes for which such Exchange Notes are issued in the applicable Exchange Offer. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to each “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantees for the Old Guarantees, references to the “Exchange Notes” include the related New Guarantees and references to the “Outstanding Notes” include the related Old Guarantees. The Company, subject to the exercise of its discretion, will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of each Exchange Offer is subject to certain conditions described in the Prospectus.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE. PLEASE BRING THE EXCHANGE OFFERS TO THEIR ATTENTION AS PROMPTLY AS POSSIBLE.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients, including an Internal Revenue Service Form W-9;

3.	A form of Notice of Guaranteed Delivery; and

4.	A form of letter, including a letter of instructions to a registered holder from a beneficial owner, which you may use to correspond with your clients for whose accounts you hold Outstanding Notes that are registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions regarding the applicable Exchange Offer.

Your prompt action is requested. Please note that the Exchange Offers will expire at 5:00 p.m., New York City time, on                , 2017 (the “Expiration Date”), unless the Company otherwise extends any Exchange Offer.

To participate in the Exchange Offers, certificates for Outstanding Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the account of The Bank of New York Mellon (the “Exchange Agent”), at the book-entry transfer facility together with an agent’s message, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Outstanding Notes pursuant to the Exchange Offers. However, the Company will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Outstanding Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes, the Letter of Transmittal or any other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

Any inquiries you may have with respect to the procedures for tendering Outstanding Notes in the Exchange Offers should be addressed to the Exchange Agent its address and telephone number set forth in the Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

ARAMARK SERVICES, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

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